Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement No. 333-151776 on the “Post-Effective Amendment No. 1 To Form S-8” of our report dated December 3, 2008, relating to the financial statements of SeraCare Life Sciences, Inc. as of September 30, 2008 and 2007 and for each of the three years in the period ended September 30, 2008 (and to all references of our Firm) included in the Annual Report on Form 10-K for the year ended September 30, 2008. It should be noted that we have not audited any financial statements of the company subsequent to September 30, 2008, or performed any audit procedures subsequent to the date of our report.
/s/ MAYER HOFFMAN MCCANN P.C.
MAYER HOFFMAN MCCANN P.C.
Plymouth Meeting, Pennsylvania
March 31, 2009